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Subsidiaries of the Registrant                                        Exhibit 21


As of December 27, 2002, the Registrant was the beneficial owner of 100% of the common stock of the following significant subsidiaries:


CSX Transportation Inc. (a Virginia corporation),
CSX World Terminals, LLC (a Delaware corporation)
CSX Rail Holding Corporation (a Delaware corporation)


As of December 27, 2002, the other subsidiaries included in the Registrant's consolidated financial statements, both individually and in the aggregate, did not constitute a significant subsidiary.